Medix Resources, Inc.
                Healthcare Staffing - Internet Medical Networks
                     360 South Garfield Street, Suite 400
                            Denver, Colorado  80209
                            -----------------------

Company  contact:                          Investor  Relations:
Medix Resources, Inc.                      Lippert/Heilshorn & Associates, Inc.
John P. Yeros                              Keith  L.  Lippert  (keith@lhai.com)
(303) 393-1515                             (212)  838-3777
Cymedix  Lynx  Corporation                 Bruce  Voxx  (bruce@lhai.com)
Keith  Berman                              (310)  575-4848
(805)  230-1133

FOR  IMMEDIATE  RELEASE

          MEDIX RESOURCES BOARD TO CONSIDER SHAREHOLDERS' RIGHTS PLAN

   Seeks Special Legal and Investment Banking Counsel, and to Expand Board of
                               Directors to Six


DENVER (May 18, 1998) - Medix Resources, Inc. (Nasdaq: MDIX) today announced that the Company's Board of Directors, at a special meeting held Tuesday, May 12, has authorized management to investigate the adoption of a Company shareholders' rights plan. In addition, the Company's Board of Directors has authorized the engagement of special legal counsel to advise the Board in the event of a tender offer, and an investment banking firm to provide valuation and full-service investment banking services. The Board also authorized the expansion of the size of the Board from three to six, and is currently seeking potential Directors. Two Board members will stand for re-election every year for three year terms.

John P. Yeros, chairman of Medix Resources, stated, "The Company's Board of Directors has agreed to consider the adoption of a shareholders' rights plan to defend against an unsolicited takeover bid. Such a plan will allow the Company's Board to assess any takeover bid on a fully informed basis and, if appropriate, to pursue other alternatives to maximize shareholder value. With the recently announced disposition of the Company's remaining supplemental staffing businesses, the Company's Board believes that at this time it is necessary to take every precaution to maximize shareholder value in the event of an unsolicited takeover".

Mr. Yeros added that these steps are precautionary and that the Company has not been approached by a potential acquiring entity.

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Medix  Resources,  Inc.,  through  its  wholly  owned  subsidiary Cymedix Lynx
Corporation, offers several fully secure patent-pending Internet communications products, using an Internet commerce business model. The Company's core business also provides skilled nursing, therapy, rehabilitation and other medical personnel for flexible staffing in home care, and in a broad spectrum of healthcare and educational facilities.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10KSB for 1997, filed with the Securities and Exchange Commission on March 30, 1998.